Exhibit 99.1

Embark Trucks Inc.

Financial Statements

September 30, 2021, and December 31, 2020

Embark Trucks, Inc.

Balance Sheets

(In thousands, except share and per share data)

	September 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$47,886	$11,055
Restricted cash, short-term	65	65
Short-term investments	5,005	53,553
Prepaid expenses and other current assets	6,733	1,367
Total current assets	59,689	66,040
Restricted cash, long-term	340	340
Property, equipment and software, net	8,529	6,526
Other assets	3,307	78
Total assets	$71,865	$72,984
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$3,166	$399
Accrued expenses and other current liabilities	6,414	892
Convertible Note	20,572	—
Derivative liability	13,946	—
Short-term notes payable	282	246
Total current liabilities	44,380	1,537
Long-term notes payable	549	512
Other long-term liability	50
Long-term deferred rent	167	130
Total liabilities	45,146	2,179
Commitments and contingencies (Note 9)
Stockholders' deficit:
Preferred stock, $0.00001 par value. 87,355,585 shares authorized; 87,355,585 shares issued and outstanding as of September 30, 2021, and 87,355,585 shares as of December 31, 2020	1	1
Founders Preferred stock, $0.00001 par value. 1,124,856 shares authorized; 162,558 shares issued and outstanding as of September 30, 2021, and 162,558 shares as of December 31, 2020	—	—
Common stock, $0.00001 par value. 150,000,000 shares authorized; 47,895,715 shares issued and outstanding as of September 30, 2021, and 47,340,305 shares issued and outstanding as of December 31, 2020	—	—
Additional paid-in capital	133,233	129,449
Accumulated other comprehensive loss	—	45
Accumulated deficit	(106,515)	(58,690)
Total stockholders’ equity	26,719	70,805
Total liabilities and stockholders’ equity	$71,865	$72,984

The accompanying notes are an integral part of these financial statements

Embark Trucks, Inc.

Statements of Operations

(In thousands, except share and per share data)

	Nine Months Ended September 30,
	2021	2020
	(unaudited)	(unaudited)
Operating expenses:
Research and development	26,823	13,236
General and administrative	11,585	2,509
Total operating expenses	38,408	15,745
Loss from operations	(38,408)	(15,745)
Other income (expense):
Change in fair value of derivative liability	(5,783)	—
Other income	18	93
Interest income	83	712
Interest expense	(3,735)	(48)
Loss before provision for income taxes	(47,825)	(14,988)
Provision for income taxes	—	—
Net loss	$(47,825)	$(14,988)
Net loss attributable to common stockholders, basic and diluted	$(47,825)	$(14,988)
Net loss per share attributable to common stockholders:	$(1.00)	$(0.32)
Weighted-average shares used in computing net loss per share attributable to common stockholders:	47,667,440	46,603,282

The accompanying notes are an integral part of these financial statements

Embark Trucks, Inc.

Statements of Comprehensive Loss

(In thousands)

	Nine Months Ended September 30,
	2021	2020
	(unaudited)	(unaudited)
Net loss	$(47,825)	$(14,988)
Other comprehensive loss (net of tax):
Unrealized (losses) gains on available-for-sale securities, net	(45)	42
Comprehensive loss	$(47,870)	$(14,946)

The accompanying notes are an integral part of these financial statements

Embark Trucks, Inc.

Statements of Stockholders’ Equity

(In thousands, except number of shares)

			Founders Preferred				Additional		Accumulated Other	Total
	Preferred Stock		Stock		Common Stock		Paid-in	Accumulated	Comprehensive	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Equity
Balance at December 31, 2019	87,355,585	1	162,558	0	47,000,134	0	128,297	(37,159)	69	91,208
Shares issued upon exercise of stock options	—	—	—	—	195,917	—	95	—	—	95
Shares repurchased	—	—	—	—	(254,973)	—	(52)			(52)
Vesting of early exercised options	—	—	—	—	—	—	45	—	—	45
Stock-based compensation	—	—	—	—	—	—	655	—	—	655
Other comprehensive loss	—	—	—	—	—	—	—	—	42	42
Net loss	—	—	—	—	—	—	—	(14,988)	—	(14,988)
Balance at September 30, 2020	87,355,585	1	162,558	$0	46,941,078	$0	$129,040	$(52,147)	$111	$77,005
Shares issued upon exercise of stock options	—	—	—	—	452,459	—	90	—	—	90
Shares repurchased	—	—	—	—	(53,232)	—	(12)	—	—	(12)
Vesting of early exercised options	—	—	—	—	—	—	16	—	—	16
Stock-based compensation	—	—	—	—	—	—	316	—	—	316
Other comprehensive loss	—	—	—	—	—	—	—	—	(66)	(66)
Net loss	—	—	—	—	—	—	—	(6,543)	—	(6,543)
Balance at December 31, 2020	87,355,585	1	162,558	$0	47,340,305	$0	$129,449	$(58,690)	$45	$70,805
Shares issued upon exercise of stock options	—	—	—	—	556,535	—	149	—	—	149
Shares repurchased	—	—	—	—	(1,125)	—	—	—	—	—
Vesting of early exercised options	—	—	—	—	—	—	39	—	—	39
Stock-based compensation	—	—	—	—	—	—	1,821	—	—	1,821
Issuance of common stock warrants	—	—	—	—	—	—	1,775	—	—	1,775
Other comprehensive loss	—	—	—	—	—	—	—	—	(45)	(45)
Net loss	—	—	—	—	—	—	—	(47,825)	—	(47,825)
Balance at September 30, 2021	87,355,585	1	162,558	$—	47,895,715	$0	$133,233	$(106,515)	$—	$26,719

The accompanying notes are an integral part of these financial statements

Embark Trucks, Inc.

Statement of Cash Flows

(In thousands, except number of shares)

	Nine Months Ended September 30,
	2021	2020
	(unaudited)	(unaudited)
Cash flows from operating activities
Net loss	$(47,825)	$(14,988)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	756	560
Stock-based compensation, net of amounts capitalized	1,661	570
Issuance of warrants for services	1,775	—
Net amortization of premiums and accretion of discounts on investments	265	145
Amortization of debt discount	3,735	—
Change in fair value of derivative liability	5,783	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(911)	890
Other assets	(3,229)	—
Accounts payable	2,759	82
Accrued expenses and other current liabilities	2,374	437
Net cash used in operating activities	(32,858)	(12,304)
Cash flows from investing activities
Purchase of investments	—	(42,264)
Maturities of investments	48,239	59,707
Purchase of property, equipment and software	(2,380)	(1,459)
Deposit for purchase of trucks	(400)	—
Refund of deposit for trucks	47	—
Net cash provided by investing activities	45,506	15,984
Cash flows from financing activities
Cash proceeds received from convertible note payable	25,001	—
Payment towards notes payable	(140)	(214)
Proceeds from exercise of stock options	149	43
Deferred offering costs	(827)	—
Net cash provided by (used in) financing activities	24,183	(171)
Net increase in cash, cash equivalents and restricted cash	36,831	3,510
Cash, cash equivalents and restricted cash at beginning of period	11,460	10,328
Cash, cash equivalents and restricted cash at end of period	$48,291	$13,838
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$—	$33
Supplemental schedule of noncash investing and financing activities
Acquisition of property, equipment and software in accounts payable	$71	$47
Acquisition of trucks by assuming note payable	278	—
Deferred offering costs in accrued liability	3,275	—
Stock-based compensation capitalized into internally developed software	160	102
Vesting of early exercised stock options	39	45

The accompanying notes are an integral part of these financial statements

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

The principal activities of Embark Trucks, Inc. (“Embark” or the “Company”) include design and development of autonomous driving software for the truck freight industry. The Company is headquartered in San Francisco, California and was incorporated in the State of Delaware in 2016. The Company has no subsidiaries as of September 30, 2021 (unaudited), and December 31, 2020.

The Company has devoted substantially all of its resources to develop its autonomous truck technology, to enable and expand its route models — transfer point and direct-to-customer, to expand its partnerships with shippers and carriers, to raising capital, and providing general and administrative support for these operations. The Company has not generated revenues from its principal operations through September 30, 2021.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”).

Liquidity and Capital Resources

The Company has incurred losses from operations since inception. The Company incurred net losses of $47.8 million and $15.0million, for the nine months ended September 30, 2021, and 2020 (unaudited), respectively, and Accumulated deficit amounts to $106.5 million and $58.7 million as of September 30, 2021 (unaudited) and December 31, 2020, respectively. Net cash used in operating activities was $32.9 million and $12.3 million for the nine months ended September 30, 2021, and 2020 (unaudited), respectively.

The Company’s liquidity is based on its ability to enhance its operating cash flow position, obtain capital financing from equity interest investors and borrow funds to fund its general operations, research and development activities and capital expenditures. As of September 30, 2021 (unaudited) and December 31, 2020, the Company’s balance of cash and cash equivalents was $47.9 million and $11.1 million, respectively. As of September 30, 2021 (unaudited) and December 31, 2020, the Company’s balance of available-for-sale investments was $5.0 million and $53.6 million, respectively.

Based on cash flow projections from operating and financing activities and existing balance of cash and cash equivalents, management is of the opinion that the Company has sufficient funds for sustainable operations, and it will be able to meet its payment obligations from operations and debt related commitments for at least one year from the issuance date of these financial statements. Based on the above considerations, the Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations.

The Company’s ability to continue as a going concern is dependent on management’s ability to control operating costs and demonstrate progress against its technical roadmap. This involves developing new capabilities for the Embark Driver software and improving the reliability and performance of the software on public roads. Demonstrating ongoing technical progress will enable the Company to obtain funds from outside sources of financing, including financing from equity interest investors and borrow funds to fund its general operations, research and development activities and capital expenditures.

On August 25, 2021 and August 27, 2021, Embark entered into a commitment letters (collectively, the “Commitment Letters”) with certain investors (collectively, the “Investors”) pursuant to which such Investors each provided a commitment to invest, upon Embark's election, up to $5 million in Embark in the form of Series C Preferred Stock of Embark in the event that the Merger Agreement is terminated and the Business Combination is not consummated. As the Business Combination is consummated on November 10, 2021, each of the Investor's obligations under the applicable Commitment Letter is terminated.

In connection with the Business Combination, Embark raised $244 million of net proceeds from the contribution of $414 million of proceeds from cash held in Northern Genesis's trust account from the Northern Genesis IPO, $160 million of proceeds from the PIPE investment, and offset by redemption of Northern Genesis's Class A common stock held by Northern Genesis's public stockholders of $299.9 million. Direct and incremental transaction costs in connection with the Business Combination were incurred prior to, or concurrent with the Closing by Northern Genesis and Embark, including the PIPE investment and the deferred underwriting fees related to the Northern Genesis IPO of $69 million. Embark believes cash and other components of working capital will be sufficient to meet Embark's needs for at least the next 12 months.

F-7

Fiscal Periods

The Company’s fiscal year begins on January 1 and ends of December 31. The Company refers to the fiscal years as “fiscal year 2021” and “fiscal year 2020”.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes- Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Unaudited Interim Financial Information

The accompanying interim balance sheet as of September 30, 2021, the interim Statements of Operations, comprehensive loss, and cash flows for the nine months ended September 30, 2021, and 2020, and the interim statement of stockholders’ equity for the nine months ended September 30, 2021, are unaudited. These unaudited interim financial statements are presented in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and do not include all disclosures normally required in annual financial statements prepared in accordance with GAAP. In management’s opinion, the unaudited interim financial statements have been prepared on the same basis as the annual financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of September 30, 2021, and the Company’s results of operations and cash flows for the nine months ended September 30, 2021, and 2020. The results of operations for the nine months ended September 30, 2021, are not necessarily indicative of the results to be expected for the full fiscal year or any other future interim or annual periods.

Segment Information

Under Accounting Standards Codification (“ASC 280”), Segment Reporting, operating segments are defined as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”), in deciding how to allocate resources and in assessing performance. The Company operates in one segment, the truck business unit, which is focused on enhancing self-driving truck software technology. Therefore, the Company's chief executive officer, who is also the CODM, makes decisions and manages the Company's operations as a single operating segment for purposes of allocating resources and evaluating financial performance. All long-lived assets are maintained in, and all losses are attributable to, the United States of America.

F-8

Concentration of Risks

Our financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, marketable securities and long-term investments. We maintain our cash and cash equivalents, restricted cash and investments with high-quality financial institutions with investment-grade ratings. A majority of the cash balances are with U.S. banks and are insured to the extent defined by the Federal Deposit Insurance Corporation.

Impact of COVID-19

The outbreak of the novel coronavirus COVID-19, which was declared a global pandemic by the World Health Organization on March 11, 2020, has led to adverse impacts on the U.S. and global economies and has impacted and continues to impact the Company’s supply chain, and operations. Even though the Company has taken measures to adapt to operating in this challenging environment, the pandemic could further affect the Company’s operations and the operations of suppliers and vendors due to additional shelter- in-place and other governmental orders, facility closures, travel and logistics restrictions, or other factors as circumstances continue to evolve. In response to this pandemic, many jurisdictions in which the Company operates issued stay-at-home orders and other measures aimed at slowing the spread of the virus. While the Company remains open in accordance with guidance from local authorities, the Company experienced a temporary pause in testing of its research and development truck fleet and operations in response to the stay- at-home orders in calendar year 2020. The impacts from stay-at-home orders and other updated local government indoor operation measures are no longer impacting the Company’s operations in the first half of 2021, however, there remains uncertainty around the potential disruptions the pandemic could cause looking forward. The Company has instituted policies across its offices to ensure compliance with these updated guidelines. At current, these changes have not impacted the Company's operations. In response to the Delta variant, local governments updated their guidelines for indoor operations. Therefore, the related financial impact and duration cannot be reasonably estimated at this time.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of expenses during the reporting period.

The Company’s most significant estimates and judgments involve the useful lives of long-lived assets, the recoverability of long-lived assets, the capitalization of software development costs, the valuation of the Company’s stock-based compensation, including the fair value of common stock and the valuation of warrants to purchase the Company’s stock, the valuation of derivative liabilities, and the valuation allowance for income taxes. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. As of September 30, 2021 (unaudited) and December 31, 2020, the Company had $47.9 million and $11.1 million, of cash and cash equivalents, which included cash equivalents of $26.3 million and $7.6 million in highly liquid investments as of September 30, 2021 (unaudited) and December 31, 2020, respectively.

The Company maintains a letter of credit to secure a lease of the Company’s headquarters. A portion of the Company’s cash is collateralized in conjunction with the letter of credit and is classified as restricted cash on the Company’s balance sheets. As of September 30, 2021 (unaudited) and December 31, 2020, the Company had $0.4 million and $0.4 million in restricted cash. At the end of each year of the lease, the face amount of the letter of credit is reduced by a fixed amount of approximately $0.1 million and reclassified into cash and cash equivalents on the Company’s balance sheets. The balances to be reclassified to cash in the next twelve months are classified as restricted cash, short-term with the remaining balance classified as restricted cash, long-term on the balance sheets.

F-9

The reconciliation of cash and cash equivalents and restricted cash and cash equivalents to amounts presented in the statements of cash flows are as follows (in thousands):

	September 30,	December 31,
	2021	2020
	(unaudited)
Cash and cash equivalents	$47,886	$11,055
Restricted cash, short-term	65	65
Restricted cash, long-term	340	340
Cash, cash equivalents and restricted cash	$49,291	$11,460

Investments

The Company’s primary objectives of its investment activities are to preserve principal, provide liquidity, and maximize income without significantly increasing risk. The Company’s investments are made in United States (“U.S.”) treasury securities, U.S. government money market funds or other direct securities issued by the U.S. Government or its agencies. The Company classifies its investments as available-for-sale at the time of purchase since it is intended that these investments are available for current operations. Investments not considered cash equivalents and with maturities of one year or less from the balance sheet dates are classified as marketable securities investments. Investments with maturities greater than one year from the balance sheet dates are classified as long-term investments.

Investments are reported at fair value and are subject to periodic impairment review. Unrealized gains and losses related to changes in the fair value of these securities are recognized in accumulated other comprehensive income (loss), net of tax, unless they are determined to be other-than-temporary impairments. The ultimate value realized on these securities is subject to market price volatility until they are sold.

There were no other-than-temporary impairments as of September 30, 2021 (unaudited) and December 31,2020.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, marketable securities investments, long-term investments, prepaid expenses and other current assets, accounts payable and accrued expenses, short-term and long-term notes payable and other current liabilities. The assets and liabilities that were measured at fair value on a recurring basis are cash equivalents, marketable securities and long-term investments. The Company believes that the carrying values of the remaining financial instruments approximate their fair values. The Company applies fair value accounting in accordance with ASC 820, Fair Value Measurements for valuation of financial instruments. ASC 820 provides a framework for measuring fair value under GAAP that expands disclosures about fair value measurements, establishes a fair value hierarchy, and requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of the fair value hierarchy are summarized as follows:

Level 1— Fair value is based on observable inputs such as quoted prices for identical assets or liabilities in active markets.

Level 2— Fair value is determined using quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar assets or liabilities in markets that are not active or are directly or indirectly observable.

Level 3— Fair value is determined using one or more significant inputs that are unobservable in active markets at the measurement date, such as an option pricing model, discounted cash flow, or similar technique.

F-10

The carrying value and fair value of the Company’s financial instruments as of September 30, 2021 (unaudited) and December 31, 2020, respectively, are as follows:

	As of September 30, 2021
	(In thousands)
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
United States money market funds	$26,318	—	—	$26,318
Short-term investments
United States treasury securities	—	5,005	—	5,005
Long-term investments

Liabilities
Derivative liability	$—	—	13,946	$13,946

	As of December 31, 2020
	(In thousands)
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
United States money market funds	$7,586	—	—	$7,586
Marketable securities
United States treasury securities	—	53,553	—	53,553
Long-term investments
United States treasury securities	$—	—	—	$—

Convertible Notes and Derivatives

The Company accounts for convertible notes, net using an amortized cost model pursuant to ASC 835, Interest. Convertible notes are classified as liabilities measured at amortized cost, net of debt discounts from debt issuance costs, lender fees, and the initial fair value of bifurcated derivatives, which reduce the initial carrying amount of the notes. The carrying value is accreted to the stated principal amount at contractual maturity using the effective-interest method with a corresponding charge to interest expense pursuant to ASC 835. Debt discounts are presented on the balance sheet as a direct deduction from the carrying amount of the related debt.

The Company accounts for its derivatives in accordance with, ASC 815-10, Derivatives and Hedging, or ASC 815-15, Embedded Derivatives, depending on the nature of the derivative instrument. ASC 815 requires each contract that is not a derivative in its entirety be assessed to determine whether it contains embedded derivatives that are required to be bifurcated and accounted for as a derivative financial instrument. The embedded derivative is bifurcated from the host contract and accounted for as a freestanding derivative if the combined instrument is not accounted for in its entirety at fair value with changes in fair value recorded in earnings, the terms of the embedded derivative are not clearly and closely related to the economic characteristics of the host contract, and a separate instrument with the same terms as the embedded derivative would qualify as a derivative instrument. Embedded derivatives are measured at fair value and re-measured at each subsequent reporting period, and recorded within convertible notes, net on the accompanying consolidated Balance Sheets and changes in fair value recorded in other income (expense) within the Statements of Operations and Comprehensive Income (Loss).

F-11

Property, Equipment and Software

Property, equipment and software is stated at cost less accumulated depreciation. Repair and maintenance costs are expensed as incurred. Depreciation and amortization are recorded on a straight-line basis over each asset’s estimated useful life.

Property, Equipment and Software	Useful life (years)
Machinery and equipment	5 years
Electronic equipment	3 years
Vehicles and vehicle hardware	3 — 7 years
Leasehold improvements	Shorter of useful life or lease term
Developed software	2 — 4 years

Leases

The Company accounts for leases under Accounting Standards Codification Topic 840 (“ASC 840”). We categorize leases at their inception as either operating or capital leases based on whether the terms of the lease agreement effectively transfers ownership of the underlying asset to the company. The criteria for evaluation of capital leases include an evaluation of whether title transfers at the end of the lease term, whether the lease includes a bargain purchase option, whether the lease term is for a majority of the underlying assets useful life, or the contractual lease payments equal a majority of the fair value of the underlying asset. Our outstanding leases are primarily operating leases. For operating leases, we recognize lease costs on a straight-line basis upon the earlier of the inception date per rent agreement or the date on which control of the space is achieved, without regard to deferred payment terms such as rent holidays considered at inception of lease that defer the commencement date of required payments. Additionally, incentives received are treated as a reduction of costs over the term of the agreement. We categorized our deferred rent as part of the accrued expenses and other current liabilities, and the long-term deferred rent financial statement line items.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment annually, or whenever events or circumstances indicate that the carrying amount of an asset may not be fully recoverable. The Company assesses the recoverability of these assets by comparing the carrying amount of such assets or asset group to the future undiscounted cash flows it expects the assets or asset group to generate. The Company recognizes an impairment loss if the sum of the expected long-term undiscounted cash flows that the long-lived asset is expected to generate is less than the carrying amount of the long-lived asset being evaluated.

Deferred Transaction Costs

Deferred transaction costs, which consist of direct incremental legal, consulting, and accounting fees relating to the merger transaction, as discussed in Note 11 — Subsequent Events, are capitalized and will be recorded against proceeds upon the consummation of the transaction. In the event the merger transaction is terminated, deferred transaction costs will be expensed. As of December 31, 2020, the Company had not incurred such costs, but as of September 30, 2021 (unaudited) the Company has deferred such costs of $4.1 million within the Prepaid expenses and other current assets.

Income Taxes

The Company accounts for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. Due to the Company’s lack of earnings history, the net deferred tax assets have been fully offset by a valuation allowance as of September 30, 2021 (unaudited) and December 31, 2020. Uncertain tax positions taken or expected to be taken in a tax return are accounted for using the more likely than not threshold for financial statement recognition and measurement.

F-12

Stock-based Compensation

Stock-based compensation expense related to stock option awards and restricted stock units (“RSUs”) granted to employees, directors and non-employees is based on estimated grant-date fair values. For stock option awards, the Company uses the straight-line method to allocate compensation expense to reporting periods over each optionee’s requisite service period, which is generally the vesting period, and estimates the fair value of share-based awards to employees and directors using the Black-Scholes option- pricing model. The Black-Scholes model requires the input of subjective assumptions, including expected volatility, expected dividend yield, expected term, risk-free rate of return and the estimated fair value of the underlying ordinary shares on the date of grant. The fair value of each RSU is based on the fair value of the Company’s common stock on the date of grant. The related stock-based compensation is recognized on a graded vesting basis as the RSU awards are associated with a performance condition. The Company accounts for the effect of forfeitures as they occur.

Internal Use Software

The Company capitalizes certain costs associated with creating and enhancing internally developed software related to the Company’s technology infrastructure and such costs are recorded within property, equipment and software, net. These costs include personnel and related employee benefit expenses for employees who are directly associated with and who devote time to software development projects. Software development costs that do not qualify for capitalization are expensed as incurred and recorded in research and development expense in the Statements of Operations and comprehensive income (loss).

Software development activities typically consist of three stages: (1) the planning phase; (2) the application and infrastructure development stage; and (3) the post implementation stage. Costs incurred in the planning and post implementation phases, including costs associated with training and repairs and maintenance of the developed technologies, are expensed as incurred. The Company capitalizes costs associated with software developed when the preliminary project stage is completed, management implicitly or explicitly authorizes and commits to funding the project and it is probable that the project will be completed and perform as intended. Costs incurred in the application and infrastructure development phases, including significant enhancements and upgrades, are capitalized. Capitalization ends once a project is substantially complete, and the software is ready for its intended purpose. Software development costs are depreciated using a straight-line method over the estimated useful life, commencing when the software is ready for its intended use. The straight-line recognition method approximates the manner in which the expected benefit will be derived. Internal use software is tested for impairment in accordance with our long- lived assets impairment policy.

Research and Development Expense

Research and development expense consist of outsourced engineering services, allocated facilities costs, depreciation, internal engineering and development expenses, materials, labor and stock-based compensation related to development of the Company’s products and services. Research and development costs are expensed as incurred except for amounts capitalized to internal-use software.

General, and Administrative Expenses

General, and administrative expense consist of personnel costs, allocated facilities expenses, depreciation and amortization, travel, and business development costs.

Other Income

As part of our research and development activities, we contract with shippers and freight carriers to transfer freight between the Company’s transfer hubs in return for cash consideration. Transferring freight with the Company’s research and development truck fleet are not and will not be considered an output of the Company’s ordinary activities. Consideration received from such arrangements is presented as other income in the Company’s unaudited Statement of Operations.

F-13

Interest Income

Interest income primarily consists of investment and interest income from marketable securities, long- term investments and our cash and cash equivalents.

Net Loss Per Share

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers all series of its redeemable convertible preferred stock to be participating securities. Net loss is attributed to common stockholders and participating securities based on their participation rights. Net loss attributable to common stockholders is not allocated to the redeemable convertible preferred stock as the holders of the redeemable convertible preferred stock do not have a contractual obligation to share in any losses.

Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period.

Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of redeemable convertible preferred stock, stock options, and warrants. As the Company has reported losses for all periods presented, all potentially dilutive securities including preferred stock, stock options, and warrants, are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the total change in shareholders’ equity during the period other than from transactions with shareholders. Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) is comprised of unrealized gains or losses on investments classified as available-for-sale.

Recently Adopted Accounting Pronouncements

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), to improve the effectiveness of disclosures in the note to the financial statements by facilitating clear communication of the information required by generally accepted accounting principles. The adoption of ASU 2018-13 is effective for the Company beginning January 1, 2020. The adoption of this standard did not have a material impact to the Company’s results of operations for the year ended December 31, 2020.

F-14

Recently Issued Accounting Pronouncements

As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an EGC. The adoption dates discussed below reflect this election.

In February 2016, the FASB issued ASU No. 2016-02, Leases (“Topic 842”), which supersedes the guidance in former ASC 840, Leases. This standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less may be accounted for similar to existing guidance for operating leases under ASC 840. In May 2020, the FASB issued ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which deferred the effective dates for non-public entities. Therefore, this standard is effective for annual reporting periods, and interim periods within those years, for public entities beginning after December 15, 2018, and for private entities beginning after December 15, 2021. Originally, a modified retrospective transition approach was required for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. In July 2018, the FASB issued guidance to permit an alternative transition method for Topic 842, which allows transition to the new lease standard by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Entities may elect to apply either approach. There are also a number of optional practical expedients that entities may elect to apply. The Company is currently assessing the impact of this standard on its financial statements. The Company expects to record a material right-of-use asset and lease liability in connection with adopting this standard as of January 1, 2022.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments, which, together with subsequent amendments, amends the requirement on the measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for the Company beginning January 1, 2023, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. ASU 2019-12 is effective for the Company beginning January 1, 2022, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815- 40): Accounting for convertible instruments and contracts in an entity’s own equity. The ASU simplifies accounting for convertible instruments by removing certain separation models required under current U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it revises the guidance in ASC 260, Earnings Per Share, to require entities to calculate diluted earnings per share for convertible instruments by using the if-converted method. The amendments are effective for the Company beginning January 1, 2024, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently assessing the impact of this standard on its financial statements.

F-15

In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Scope. ASU 2021-01 clarifies that certain optional expedients and exceptions in ASC 848, for contract modifications and hedge accounting apply to derivatives that are affected by the discounting transition. ASU 2021-01 also amends the expedients and exceptions in ASC 848 to capture the incremental consequences of the scope clarification and to tailor the existing guidance to derivative instruments affected by the discounting transition. Because the guidance is intended to assist stakeholders during the global market-wide reference rate transition period, it is in effect for a limited time, from March 12, 2020, through December 31, 2022. The Company is currently evaluating the impact of adopting ASU 2021-01 on its consolidated financial statements.

In May 2021, the FASB issued ASU 2021-04. ASU 2021-04 provides clarification and reduces diversity in an issuer’s accounting for certain modifications or exchanges of freestanding equity-classified written call options, such as warrants, that remain equity classified after modification or exchange. This guidance will be effective for us on January 1, 2022, with early adoption permitted and will be applied prospectively. We are currently evaluating the impact of this guidance on our consolidated financial statements.

In July 2021, the FASB issued ASU 2021-05-Leases (Topic 842): Lessors-Certain Leases with Variable Lease Payments, which amends the lease classification requirements for lessors. Lessors should classify and account for a lease with variable lease payments that do not depend on a reference index or a rate as an operating lease if the lease would have been classified as a sales-type lease or a direct financing lease and the lessor would have otherwise recognized a day-one loss. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2021-05 on its consolidated financial statements.

3.	BALANCE SHEET COMPONENTS

Marketable Securities

Marketable securities as of September 30, 2021 (unaudited) and December 31, 2020, consist of the following (in thousands):

As of September 30, 2021	Cost or Amortized Cost	Unrealized Gains	Fair Value
U.S government securities	$5,005	$0	$5,005
	$5,005	$0	$5,005

As of December 31, 2020	Cost or Amortized Cost	Unrealized Gains	Fair Value
U.S government securities	$53,508	$45	$53,553
	$53,508	$45	$53,553

F-16

Long-term Investments

The Company did not have long-term investments as of September 30, 2021 (unaudited) and December 31, 2020.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following as of September 30, 2021 (unaudited), and December 31, 2020, respectively (in thousands):

	September 30,	December 31,
	2021	2020
	(unaudited)
Prepaid Insurance	$211	$138
Accrued interest and dividends	26	201
Prepaid Software	876	279
Prepaid Hardware	53	-
Income tax receivable	494	494
Short-term deposits	423	55
Other prepaid expenses	512	176
Deferred transaction costs	4,102	-
Other current assets	36	24
Total prepaid expenses and other current assets	$6,733	$1,367

Property, Equipment and Software

Property, equipment and software consist of the following as of September 30, 2021 (unaudited) and December 31, 2020, respectively (in thousands):

	As of September 30,	As of December 31,
	2021	2020
	(unaudited)
Machinery and equipment	$340	$207
Electronic equipment	331	130
Vehicles and vehicle hardware	5,295	4,144
Leasehold improvements	119	119
Developed software	4,955	3,709
Other	27	0
Property, equipment and software, gross	11,067	8,309
Less: accumulated depreciation and amortization	(2,238)	(1,783)
Total property, equipment and software, net	$8,529	$6,526

Depreciation and amortization expense for the nine months ended September 30, 2021 (unaudited), and the year ended December 31, 2020, was $0.7 million and $0.8 million, respectively.

Other Assets

Other assets consist of the following as of September 30, 2021 (unaudited) and December 31, 2020, respectively (in thousands):

	September 30,	December 31,
	2021	2020
	(unaudited)
Intangibles Assets	$3	$3
Long-term deposits	3,304	75
Total Other Assets	$3,307	$78

F-17

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following as of September 30, 2021 (unaudited) and December 31, 2020, respectively (in thousands):

	As of September 30,	As of December 31,
	2021	2020
	(unaudited)
Accrued credit card liability	$276	157
Accrued payroll expenses	1,111	259
Accrued general expenses	116	367
Accrued legal expenses	2,700	-
Accrued software expenses	1,505	-
Accrued consultant expenses	593	-
Short-term deferred rent	(17)	51
Early Exercise Liability	81	11
Income Tax Payable	47	47
Other	2	-
Total accrued expenses and other current liabilities	$6,414	892

4.	STOCKHOLDERS’ EQUITY

Shares Authorized and Outstanding

As of September 30, 2021 (unaudited) and December 31, 2020, the Company had authorized a total of 238,480,441 shares for issuance with 150,000,000 shares designated as common stock, 1,124,856 shares designated as founders preferred stock and 87,355,585 shares designated as preferred stock.

Preferred and Founders Preferred Stock

As of September 30, 2021 (unaudited) and December 31, 2020, the Company has authorized 87,355,585 shares of preferred stock and 1,124,856 founders preferred stock, designated in series, with the rights and preferences of each designated series to be determined by the Board of Directors.

The following table is a summary of the preferred stock and founders preferred stock as of September 30, 2021 (unaudited) and December 31, 2020 (in thousands, except for share data):

	Shares Authorized	Shares Issued and Outstanding	Cash Raised	Issue Price per Share		Per Share Liquidation Preference
Founders Preferred Stock	1,124,856	162,558	$—	$0.00		$0.00
Series A—1 Preferred Stock	3,654,873	3,654,873	375	0.10		0.10
Series A—2 Preferred Stock	5,372,703	5,372,703	735	0.14		0.14
Series A—3 Preferred Stock	2,485,296	2,485,296	425	0.17		0.17
Series A—4 Preferred Stock	590,688	590,688	100	0.17		0.17
Series A—5 Preferred Stock	2,680,236	2,680,236	550	0.21		0.21
Series A—6 Preferred Stock	3,647,817	3,647,817	2,390	0.66		0.66
Series A—7 Preferred Stock	15,139,917	15,139,917	12,399	0.82		0.82
Series B Preferred Stock	32,834,601	32,834,601	30,000	0.91	(1)	0.93
Series C Preferred Stock	20,949,454	20,949,454	70,001	3.34	(1)	3.50
Total	88,480,441	87,518,143	$116,975

(1)	As part of our series B and C financing round, certain founders of the Company sold 0.7 and 1.0 million shares of founders preferred stock respectively, on a post-split basis, to an investor. Immediately after the sale, the founders preferred stock was converted into series B and C preferred stock. The original issuance price for the series B and C financing round was $0.93 and $3.50 respectively. The share price of $0.91 and $3.34 presented in the table above represents the average share price of shares issued and outstanding after the founder preferred stock was converted into series B and C shares.

The Company incurred $0.1 million, $0.1 million, $0.1 million of issuance costs related to series A, series B, and series C respectively.

The significant rights, privileges and preferences of preferred stock are as follows:

Liquidation Preference

In the event of any liquidation transaction, the holders of preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of founders preferred stock and common stock, an amount per share equal to the applicable original issue price as defined in the table above.

Dividends

Preferred stockholders are entitled to a dividend only when and if declared by the Company’s board of directors. The Company shall not declare, pay, or set aside any dividends on any other class or series of capital stock unless the outstanding preferred shares first receive, or simultaneously receive, a dividend on each outstanding preferred share. No dividends have been declared to date as of September 30, 2021.

Voting

The holders of preferred stock shall be entitled to the same voting rights as the holders of the common stock and to notice of any stockholder's meeting in accordance with the Company's bylaws and the holders of the preferred stock and common stock shall vote together as a single class on all matters. Each holder  of preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which the preferred stock converts into. With respect to voting for the board of directors, the holders of preferred series A voting as one class are entitled to elect one board member, the holders of preferred  series B voting as one class are entitled to elect one board member, and the holders of common stock and founders preferred stock voting together as a separate class are entitled to elect three board members.

Conversion

Each share of preferred stock is convertible, at the option of the holder, into the number of ordinary shares, which results from dividing the applicable original issue price per share for each series by the applicable conversion price per share for such series. The initial conversion price per share of all series of preferred stock shares is equal to the original issue price of each series, and therefore, the conversion ratio is 1:1.

Each share of preferred stock shall be automatically converted into ordinary shares at the then — applicable conversion price in the event of a firm commitment underwritten public offering and listing by the Company of its ordinary shares with aggregate proceeds of no less than $80.0 million (prior to deduction of underwriting discounts and registration expenses).

Redemption

The Company's preferred stock does not contain any mandatory redemption features, nor are they redeemable at the option of the holder. The Company's preferred stock contain a redemption feature that is contingent upon the occurrence of a deemed liquidation event or a change in control, as defined in the Company's Certificate of Incorporation. As a deemed liquidation event or change in control event is within the control of the Company, preferred stock is presented as a component of the Company's permanent equity on the balance sheets.

Transactions Related to Founders Preferred Stock

Founders preferred stock is substantively the same as common stock, as they share identical rights and features. The founders preferred stock can be converted into common stock on a one-to-one basis at any time. The founders preferred stock is presented as a component of the Company’s permanent equity.

In 2016, 1,788,375 shares of founders preferred stock were issued. The Company repurchased and retired 582,400 shares of founders preferred stock and subsequently enacted a reverse stock split of 6:1 which reduced the founder shares outstanding to 200,995.

During fiscal year 2018, certain founders sold 76,010 shares of their founders preferred stock to an investor of series B preferred stock and such shares automatically converted into shares of series B preferred stock pursuant to the terms of the Company’s Certificate of Incorporation. Subsequently in 2018, the Company enacted a forward split of 1:9 which increased the number of shares outstanding to 1,124,856.

During the fiscal year 2019, certain founders sold 962,298 shares to an investor of series C preferred stock and such shares automatically converted into shares of series C preferred stock pursuant to the terms of the Company’s Certificate of Incorporation.

As of September 30, 2021, and December 31, 2020, there was 162,558 shares of founders preferred stock outstanding.

Transactions Related to Preferred Stock

All share and per share information has been retroactively adjusted to reflect any stock splits.

In August 2019, the Company issued 20,949,454 share of series C preferred stock at a purchase price of $3.50 per share and received $70.0 million in proceeds.

In June 2018, the Company performed a forward split for all types of units (common stock, founders preferred stock, and preferred stock). All three types of units were split into 9 shares of the respective unit with a pay value of $0.00001. The Company was then authorized to issue 206,815,077 shares, with 138,600,000 assigned for common stock, 1,808,946 assigned to founders preferred stock, and 6,406,131 for preferred stock.

In May 2018, the Company issued 32,834,601 shares of series B preferred stock on a post-split basis, at a post-split purchase price of $0.93, for total proceeds of $30.0 million.

In May 2017, the Company issued 33,571,530 shares of series A preferred stock on a post-split basis, for total proceeds of $17.0 million. The Company was authorized to issue series A preferred stock with various purchase prices for the respective series A issuances. Preferred series A-1 through A-6 were issued as part of the conversion of Simple Agreements for Future Equity (“SAFE”) agreements, while series A-7 was issued on non-SAFE investors. During 2016, the Company issued SAFEs to various investors and raised $4.6 million in cash. The SAFE instruments converted into series A-1 through A-6 upon the issuance of series A.

Warrants

As of September 30, 2021 (unaudited), the following warrants were issued and outstanding:

Issue Date	Underlying Security	Reason for Grant	Warrants Outstanding	Exercise Price per Share	Expiration
March 12, 2021	Common Stock	Services	285,714	$3.50	March 12, 2026
March 15, 2021	Common Stock	Services	571,428	$3.50	March 15, 2026

The Company determined the warrants to be classified as equity and estimated the fair value of warrants exercisable for common stock measured on the issuance date using the Black-Scholes option valuation model. Inputs to the Black-Scholes valuation model included the estimated fair value of the underlying common stock at the valuation measurement date, the remaining contractual term of the warrant, the risk-free interest rates, the expected dividends, and the expected volatility of the price of the underlying stock using guideline companies for reference.

The fair value of the common stock warrants was determined using the Black-Scholes option valuation model using the following assumptions for values as of the issuance date:

Risk—free interest rate	0.84 — 0.85%
Expected term (in years)	5.00
Expected dividend yield	0%
Expected volatility	38.02 – 38.14%

The fair value of the warrants granted based on the above inputs is $6.3 million. The warrants vest over a period of three to four years and vesting is dependent on continued provision of services to the Company. The vested portion of the warrants are presented as a component of stockholders’ equity on the Company’s balance sheet as of September 30, 2021. The weighted average remaining service period of the unvested warrants is 3.32 years. The Company did not issue any warrants as of September 30, 2021.

5.	STOCK-BASED COMPENSATION EXPENSE

Stock Option Plan

The Company adopted the 2016 Stock Plan in October 2016 (the “Plan”). The 2016 Plan authorized the grant of incentive stock options, non-statutory stock options, and restricted stock awards to employees, directors, and consultants. The 2016 Plan also initially reserved 993,542 shares of common stock (8,941,878 shares post-split in June 2018) for issuance and designated forfeited option shares to be returned to the option reserve. Options may be early exercised and are exercisable for a term of 10 years from the date of grant.

As of September 30, 2021 (unaudited), the Company’s board of directors had authorized 33,959,633 shares to be reserved for options grants under the 2016 Plan. The Company had 18,081,476 and 7,314,116 shares available for issuance as of September 30, 2021 (unaudited) and September 30, 2020 (unaudited) respectively.

Stock Option Valuation

The Company utilizes the Black-Scholes option pricing model for estimating the fair value of options granted, which requires the input of highly subjective assumptions.

The Company calculates the fair value of each option grant on the grant date using the following assumptions:

Expected Term — The Company uses the simplified method when calculating expected term due to insufficient historical exercise data.

Expected Volatility — As the Company’s shares are not actively traded, the volatility is based on a benchmark of comparable companies within the automotive and energy storage industries.

Expected Dividend Yield — The dividend rate used is zero as the Company does not have a history of paying dividends on its common stock and does not anticipate doing so in the foreseeable future.

Risk-Free Interest Rate — The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

	Nine months ended September 30,
	2021	2020
	(unaudited)
Fair value of ordinary shares	$ 5.47 - 6.07	$0.74 - $1.28
Risk-free interest rate	0.55 - 1.09%	0.29% - 1.63%
Expected term (in years)	5.47 - 6.07	5.82 - 6.05
Expected dividend yield	0%	0%
Expected volatility	36.88 - 51.52%	31.29% - 36.38%

The following table presents the impact of stock-based compensation expense on the unaudited Statements of Operations for the periods ending September 30, 2021, and September 30, 2020, respectively (in thousands):

	Nine months ended September 30,
	2021	2020
	(unaudited)
Research and development	$1,126	$614
General, and administrative	695	57
Total stock-based compensation expense	$1,821	$671

Total stock-based compensation that was capitalized into internally developed software asset was $0.2 and $0.1 during the nine months ended September 30, 2021, and 2020 (unaudited) respectively. The unrecognized compensation cost of stock options as of September 30, 2021, and 2020 (unaudited) was $6.7 million and 2.2 million, which is expected to be recognized over the weighted average remaining service period of 2.4 and 2.3 respectively.

Option Activity

Changes in stock options are as follows:

	Number of Options Outstanding	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2019	7,774,441	$0.20	8.29	$9,469
Granted	2,275,328	0.85
Exercised	648,376	0.22		1,226
Cancelled	880,670	0.29
Outstanding at December 31, 2020	8,520,723	$0.37	7.68	$15,194
Granted	1,056,750	2.34
Exercised	556,535	0.43		5,079
Cancelled	465,116	0.64
Outstanding at September 30, 2021	8,555,822	$0.59	7.15	$208,320
Vested and exercisable as of September 30, 2021	5,614,819	$0.27	6.32	$138,515

The weighted-average grant date fair value of stock options issued for the quarter ended September 30, 2020, was $1.27, there were no stock options issued in the quarter ended September 30, 2021. There were 122,827 and 133,708 stock options exercised during the quarter ended September 30, 2021, and 2020 and the total intrinsic value of stock options exercised is $3.00 million and $0.2 million respectively. The fair value of awards vested in YTD September 2021 and YTD September 2020 was $1.4 million and $0.75 million, respectively.

Restricted Stock Units

During the period ended September 30, 2021, the Company granted RSUs to its employees.  The RSUs are subject to performance and service-based vesting conditions satisfied over four years with one-fourth of the award vesting after the first-year anniversary and one-forty eighth of the award vesting monthly thereafter. The related stock-based compensation is recognized based on a graded attribution method. For the period ended September 30, 2021, the Company did not recognize stock-based compensation associated with such RSUs as the performance condition had not been satisfied as of September 30, 2021.

A summary of the Company’s RSU activities and related information is as follows:

	RSUs Outstanding
	Number of RSUs	Weighted Average Grant date Fair Value Per Share
	(In thousands)
Balance as of December 31, 2021	—	—
RSUs granted	2,842	$24.94
RSUs vested	—	—
RSUs forfeited	—	—
Balance as of September 30, 2021	2,842	$24.94

As of September 30, 2021, there was $70.9 million unrecognized stock-based compensation expense related to outstanding RSUs granted to employees.

Performance Awards

In July 2020, the Compensation Committee of our Board of Directors granted 13.5 million performance awards to our employees, which upon vesting will generally be paid in shares of our common stock.

The Company noted that the PRSUs granted had the following market and performance conditions as set forth below:

The PRSUs are split into six different tranches based on certain market capitalization targets using the volume-weighted average price (“VWAP”) calculated over a 90-calendar day period. The market capitalization targets for each tranche are as follows:

●          Tranche 1 PSUs will vest once the market capitalization based on a 90-calendar day VWAP exceeds $8.5 billion2 (~$20.00 per share);

●          Tranche 2 PSUs will vest once the market capitalization based on a 90-calendar day VWAP exceeds $14.9 billion (~$35.00 per share);

●          Tranche 3 PSUs will vest once the market capitalization based on a 90-calendar day VWAP exceeds $21.3 billion (~$50.00 per share);

●          Tranche 4 PSUs will vest once the market capitalization based on a 90-calendar day VWAP exceeds $27.6 billion (~$65.00 per share);

●          Tranche 5 PSUs will vest once the market capitalization based on a 90-calendar day VWAP exceeds $34.0 billion (~$80.00 per share); and

●          Tranche 6 PSUs will vest once the market capitalization based on a 90-calendar day VWAP exceeds $42.5 billion (~$100.00 per share).

The market condition can only be met through market capitalization of Embark Technology derived by publicly traded prices of Embark Technology’s Class A Common Stock, therefore there is an implicit performance condition of Embark achieving a liquidity event and becoming a publicly traded company.

The PRSUs cannot vest prior to the first anniversary of the consummation of a business combination with a special purpose acquisition company (i.e., an implied service condition of one year). Whether any performance awards vest, and the amount that does vest, is also tied to the completion of service periods that range from 6.29 years to 9.62 years at inception and the achievement of our common stock trading at certain pre-determined prices. The weighted-average fair value of the performance awards granted was $5.87, calculated using the weighted-average fair market value for each award, using a Monte Carlo simulation. There was no share-based compensation expense recorded as of September 30, 2021, related to these performance awards due to the liquidity event not occurring as of September 30, 2021. There was approximately $79.5 million of unrecognized compensation cost related to these non-vested performance awards expected to be expensed over the weighted-average period of 9.62 years as of September 30, 2021.

6.	RETIREMENT SAVINGS PLAN

The Company sponsored a savings plan available to all eligible employees, which qualifies under Section 401(k) of the Internal Revenue Code. Employees may contribute to the plan amounts of their pre- tax salary subject to statutory limitations. The Company does not currently offer a match and has not provided a match for the nine months ended September 30, 2021, and 2020 (unaudited).

7.	CONVERTIBLE DEBT AND NOTES PAYABLE

On April 16, 2021, the Company entered into a $25 million note payable that the Company utilizes for operations and research and development. The note has an interest rate of 10%, with the unpaid principal and accrued interest being due on 4/16/2022. The note does not contain voluntary prepayment clause unless consented by the note holder, as defined in the agreement. The Company recorded $8.1 million of debt issuance cost related to embedded derivatives on April 16, 2021 and accreted $3.7 million during the period related to interest expense. As of September 30, 2021, the outstanding note balance, including truck financing, amounted to $20.5 million.

On February 18, 2021, and January 5, 2021, the Company entered into financing agreement to finance the purchase of trucks that the Company utilizes for research and development. The financing agreements consisted of a loan of $0.1 million and $0.1 million at an interest rate equal to 6.99% and 7.50% per annum, with a maturity date of April 1, 2026, and January 19, 2027, respectively. The Company makes equal monthly installment payments over the term of each financing arrangement which are allocated between interest and principal.

On February 19, 2018, January 28, 2019, and May 23, 2019, the Company entered into financing agreement to finance the purchase of trucks that the Company utilizes for research and development. The financing agreements consisted of a loan of $0.3 million, $0.4 million, and $0.5 million at an interest rate equal to 8.25% per annum, with a maturity date of March 5th, 2023, February 14, 2024, and June 12,

2024, respectively. The Company makes equal monthly installment payments over the term of each financing arrangement which are allocated between interest and principal.

The Company entered into financing agreement on August 2, 2016, to finance the purchase of trucks that the Company utilizes for research and development. The financing agreements consisted of a loan of $0.1 million at an interest rate equal to 12.5% per annum, with a maturity date of August 9, 2020. The Company makes equal monthly installment payments over the term of each financing arrangement which are allocated between interest and principal.

The following table presents future payments of principal as of September 30, 2021 (unaudited) (in thousands):

Fiscal year

Remaining three months of 2021	$70
2022	25,282
2023	237
2024	113
2025 and thereafter	128
Total future payments	$25,830

8.	DERIVATIVE LIABILITIES

The Company classified certain conversion and redemption features, mentioned below, in the convertible note issued on April 16, 2021, as embedded derivative instruments due to the variable conversion price feature and potential adjustments to conversion prices due to events of a qualified financing, IPO, or a change of control.

Feature 1: Automatic conversion into shares of the Company’s next equity financings upon qualified financing adjusted for the discount rate.

Feature 2: Automatic conversion upon IPO or merger with a Special Purpose Acquisition Company (“SPAC”) into the shares of the Company’s common stock.

Feature 3: Optional redemption upon a change of control.

These features are bundled into a single unit and are recorded as derivative liabilities at fair value in the consolidated financial statements. These fair value estimates were measured using inputs classified as Level 3 of the fair value hierarchy. To arrive at the fair value of the embedded unit the Company relies upon a with-and-without analysis. This methodology compares the calculated value of the convertible note and the indicated value of the debt component. In order to compute the fair value of the convertible note, the Company utilizes the discounted cash flow analysis, where the discounted rate was calculated by utilizing a risk-free rate, an option-adjusted spread, and a risk premium.

The Company used four exit scenarios namely SPAC – Fast, SPAC – Slow, Financing, and Maturity. The following table presents the inputs and assumptions used in the valuation of the fair value of the debt component.

30-Sept-21
(unaudited)
Term in years	0.08 - 0.54
Risk premium	56.89%
Option adjusted spread	6.54%
Risk free rate	0.07% - 0.05%

The difference between the indicated fair value of the debt component and the fair value of the instruments results in the indicated value of the embedded feature. The following table presents the fair value of the different components using the discounted cash flow and the with-and-without analysis to determine the fair value of the derivative liabilities as of September 30, 2021 (in thousands):

30-Sept-21
(unaudited)
Fair value of instrument	$35,010
Fair value of straight debt component	21,064
Fair value of embedded unit	13,946

The following table provides a roll-forward of the fair values of the Company’s derivative liabilities for the period ended September 30, 2021 (in thousands):

30-Sept-21
(unaudited)
Balance – December 31, 2020	$-
Add: Derivative liability on date of issuance of convertible note	8,163
Change in fair market value of derivative liabilities	5,783
Balance – September 30, 2021	13,946

The change in fair value of the derivative liability, which is bifurcated from the host instrument, is initially measured at its issue-date fair value, and the subsequent change in fair value of $5.8 million is recognized as other income or expense.

9.	COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The Company is subject to legal and regulatory actions that arise from time to time in the ordinary course of business. The assessment as to whether a loss is probable or reasonably possible, and as to whether such loss or a range of such loss is estimable, often involves significant judgment about future events. In the opinion of management, all such matters are not expected to have a material effect on the financial position, results of operations or cash flows of the Company. However, the outcome of litigation is inherently uncertain. There is no material pending or threatened litigation against the Company that remains outstanding as of September 30, 2021 (unaudited) and December 31, 2020.

Lease Agreement

The Company leases office facilities in the United States that expire at various dates through December 2024. All lease arrangements entered into are classified as operating leases. Certain leases contain scheduled increases in rental payments resulting in uneven cash flows over the life of the lease. The difference between the required lease payment and the recognition of lease expense on a straight-line basis is recorded as a deferred rent liability on the balance sheet. Rent expense during the nine months ended September 30, 2021, and 2020 (unaudited) was $0.4 million, $1.42 million, respectively.

Total future minimum lease payments over the term of the lease as of September 30, 2021 (unaudited), are as follows (in thousands):

Lease Payments
Remaining three months of 2021	$275
2022	875
2023	901
2024	928
Total	$2,979

The Company’s headquarter lease in San Francisco, CA contains an option to renew the lease for a period of three years upon expiration of the initial lease term in December 2024 for which the base rent shall be the then fair market value rent at the time of exercise.

10.	NET LOSS PER SHARE

The following table sets forth the computation of the basic and diluted net loss per share attributable to common stockholders for the nine months ended September 30, 2021, and 2020 (unaudited) (in thousands, except share and per share data).

	Nine Months Ended September 30,
	2021	2020
	(unaudited)
Numerator:
Net loss	$(47,825)	$(14,988)
Net loss attributable to ordinary shareholders	$(47,825)	$(14,988)
Denominator:
Weighted-average ordinary shares outstanding	47,677,440	46,603,282
Net loss per share attributable to ordinary shareholders, basic and diluted	$(1.00)	$(0.32)

Since the Company was in a loss position for all periods presented, basic net loss per share is the same as diluted net loss per share for all periods as the inclusion of all potential common shares outstanding would have been anti-dilutive.

The following weighted-average outstanding common stock equivalents were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive.

	September 30,	September 30,
	2021	2020
	(unaudited)
Founders Preferred shares	162,558	162,558
Series A-1 convertible preferred shares	3,654,873	3,654,873
Series A-2 convertible preferred shares	5,372,703	5,372,703
Series A-3 convertible preferred shares	2,485,296	2,485,296
Series A-4 convertible preferred shares	590,688	590,688
Series A-5 convertible preferred shares	2,680,236	2,680,236
Series A-6 convertible preferred shares	3,647,817	3,647,817
Series A-7 convertible preferred shares	15,139,917	15,139,917
Series B convertible preferred shares	32,834,601	32,834,601
Series C convertible preferred shares	20,949,454	20,949,454
Options issued and outstanding	11,397,560	8,129,294
Warrants issued and outstanding	857,142	—
Total	99,772,845	95,647,437

11.	SUBSEQUENT EVENTS

For the interim financial statements relating to the nine months ended September 30, 2021, subsequent events were evaluated through November 17, 2021, the date on which the unaudited interim financial statements were issued.

On August 25, 2021 and August 27, 2021, Embark entered into a commitment letters (collectively, the “Commitment Letters”) with certain investors (collectively, the “Investors”) pursuant to which such Investors each provided a commitment to invest, upon Embark’s election, up to $5 million in Embark in the form of Series C Preferred Stock of Embark in the event that the Merger Agreement is terminated and the Business Combination is not consummated. As the Business Combination is consummated, each of the Investor’s obligations under the applicable Commitment Letter is terminated.

In connection with the Business Combination, Embark raised $244 million of net proceeds from the contribution of $414 million of proceeds from cash held in Northern Genesis’s trust account from the Northern Genesis IPO, $160 million of proceeds from the PIPE investment, and offset by redemption of Northern Genesis’s Class A common stock held by Northern Genesis’s public stockholders of $299 million. Direct and incremental transaction costs in connection with the Business Combination were incurred prior to, or concurrent with the Closing by Northern Genesis and Embark, including the PIPE investment and the deferred underwriting fees related to the Northern Genesis IPO of $69 million. Embark believes cash and other components of working capital will be sufficient to meet Embark’s needs for at least the next 12 months.